                                                                EXHIBIT 10.6
                                 FIRST RENEWAL
                          PACKAGING SERVICES AGREEMENT


         This First Renewal Packaging Services Agreement (this "Agreement"), dated as of March 1, 1997, is made by and among Pinnacle Trading Card Company, a Delaware corporation ("Pinnacle"), Performance Printing Corporation, a Texas corporation ("Performance"), and Performance Packaging, L.C., a Texas Limited Liability Company ("Packaging").

         In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.      Engagement.   Packaging hereby agrees to provide to Pinnacle
or any Affiliate of Pinnacle (hereinafter defined), the slitting, collating, over wrapping and boxing of any projects and other requested services relating thereto (collectively, the "Services") as requested by Pinnacle during the Normal Term (as such term is hereinafter defined), upon the terms and subject to the conditions set forth herein. Pinnacle shall not be obligated to request that Packaging perform any Services during the term of this Agreement. As used herein, an "Affiliate" of Pinnacle shall mean any person or entity controlling, controlled by or under common control with Pinnacle.

         2.      Services.

                 (a) Capacity. Packaging owns certain equipment and leases certain facilities including, but not limited to, those described on Schedule A hereto (along with replacements thereof and substitutions therefor, the "Initial Equipment on Hand"). Packaging has agreed to acquire additional equipment and a new facility designated by Pinnacle and reasonably acceptable to Performance at a cost not in excess of $1,230,000 (along with replacements thereof and substitutions therefor, the "Initial Expansion Equipment").

                 If Pinnacle wants Packaging to acquire additional equipment and/or facilities (in addition to the Initial Equipment on Hand and the Initial Expansion Equipment) to meet Pinnacle's needs and agrees in writing that its Fixed Cost Payments (hereinafter defined) will be adjusted in the manner set forth in Section 4(a)(i) hereof, then Packaging shall use its best efforts to acquire such additional equipment and/or facilities (along with replacements thereof and substitutions therefor, the "Additional Expansion Equipment"). It is possible that Pinnacle will desire that Packaging acquire additional equipment and/or facilities to meet Pinnacle's needs but that Pinnacle does not require the full-time use of such additional equipment and/or facilities. If Pinnacle and Packaging agree in writing that Pinnacle's Fixed Cost Payments will be adjusted as a result of the acquisition of such equipment and/or facilities (which adjustment would not reflect the full amount of the debt service relating to the acquisition of such equipment and/or facilities), such additional equipment and/or facilities shall also be "Additional Expansion Equipment."

                 Except as hereinafter set forth in this Section 2(a), Packaging shall at all times dedicate such equipment and labor as may be necessary to provide the Services required by Pinnacle within the time periods required by Pinnacle (even if that means preempting the work of other Packaging customers). If the Services requested by Pinnacle require the use of equipment then owned by Packaging other than Initial Equipment on Hand, the Initial Expansion Equipment or any Additional Expansion Equipment (the "Non-Fixed Cost Capacity Equipment"), then such Non-Fixed Cost Capacity Equipment shall be available to Pinnacle on a first-come, first- served basis along with Packaging's other customers. If the Services requested by Pinnacle require the use of Partial Additional Expansion Equipment (hereinafter defined), then such Partial Additional Expansion Equipment shall be available to Pinnacle on such basis (i) as is agreed to by Packaging, Pinnacle and Performance at the time such Partial Additional Expansion Equipment is acquired, or (ii) if they do not agree, as is determined by the Board of Packaging (hereinafter defined) (such basis to mean whether Pinnacle will be entitled to use such Partial Additional Expansion Equipment on the basis described in the first sentence of this paragraph or on a first-come, first-served basis along with Packaging's other customers). The term "Partial Additional Expansion Equipment" means Additional Expansion Equipment for which (i) Pinnacle indicated at the time of the proposed acquisition of such Additional Expansion Equipment that Pinnacle did not require the full-time use of such Additional Expansion Equipment, and (ii) Pinnacle and Packaging are able to agree in writing to the amount of Pinnacle's Fixed Cost Payments for such Additional Expansion Equipment.

                 (b) Supply of Materials. Pinnacle will timely provide Packaging with all direct materials such as printed sheets, packaging and packing materials including all boxes, wrapping materials and tape that are required by Packaging in order to provide the Services. Said materials shall be of the types and quality compatible with the equipment to be used by Packaging in performing the

         Services. To the extent that additional costs are incurred by Packaging due to delays in delivery of materials by Pinnacle or due to substandard quality or incompatibility of materials supplied by Pinnacle, Packaging shall timely inform Pinnacle (in advance of performing the Services relating to such project when feasible), that the cost to Pinnacle for that particular job shall be increased by the amount of increased costs incurred by Packaging as a result of such delays, substandard quality or incompatibility. If Packaging, Pinnacle and Performance do not agree whether there are, or the amount of, additional costs incurred, such additional costs, if any, shall be determined by the Board of Packaging. Packaging is responsible for providing normal operating supplies.

                 (c) Quality of Products; Scrap. All finished products, when delivered to Pinnacle by Packaging in accordance herewith, will adhere to the high standards of quality associated with Pinnacle's products. For services listed on Schedule B hereto and under existing production practices, to the extent 5% or more scrap is created on any Program (i.e. -- a year specific, brand specific, sport specific, product specific, packaging type specific and series specific project), Packaging shall be liable to Pinnacle for Pinnacle's cost of such excess scrap. Similar maximum acceptable scrap rates for new services or new production practices will be set either (i) unanimously by Packaging, Pinnacle and Performance or (ii) if they do not agree, by the Board of Packaging. By written notice from Pinnacle's President or Chief Financial Officer, Pinnacle shall be entitled to offset such excess scrap cost against any payments due to Packaging hereunder. If any party believes the then applicable maximum acceptable scrap rate for a particular service or production practice (whether the 5% or another rate) should be changed, it may petition the Board of Packaging to change the rate and if the Board so agrees the rate shall be so amended. All scrap shall be the property of Pinnacle.

                 (d) Equipment. Packaging will at all times adequately maintain the condition of, and repair, its equipment and machinery.

                 (e) Inspection. Packaging will provide to Pinnacle for inspection the initial packages with respect to each project performed pursuant to this Agreement. Prior to Packaging's going forward with any such project, Pinnacle's representatives may inspect and approve the initial packages for content, collation and quality (although it shall have no obligation to do so). At any time and from time to time during a project, Packaging shall deliver to Pinnacle for inspection, such packages as Pinnacle may request. If a representative of Pinnacle disapproves of the initial packages or any other packages, then Packaging shall, upon notice, correct any such errors or flaws. Pinnacle may also inspect the facilities of Packaging and observe the Services at any time or from time to time.

                 (f) Delivery. Final products will be shipped by Packaging as designated by Pinnacle. All shipping costs (both to and from Packaging) will be payable by Pinnacle including all delivery costs for materials, scrap and inspection items. Packaging is responsible for (both with respect to physically and paying for) loading and unloading products onto the trucks (or other transportation) and for providing administrative support relating to shipping. If Pinnacle requests fulfillment services from Packaging, then such fulfillment services will be available to Pinnacle on such basis (i) as is agreed to by Packaging, Pinnacle and Performance at the time such fulfillment services are requested, or (ii) if they do not agree, as is determined by the Board of Packaging.

         3. Term. This Agreement shall commence on the date first above written and terminate on the last day of the Normal Term.


                 (a) Normal Term. The "Normal Term" shall commence on March 1, 1997, and shall end on (i) the fifth anniversary date of the commencement of the Normal Term (or on such later date as to which Pinnacle renews and extends the Normal Term), or (ii) such earlier date as Pinnacle terminates this Agreement in accordance with the terms hereof.

                 (b) Renewal. Pinnacle may, at its sole option and at any time, renew and extend the Normal Term of this Agreement for up to five successive one year terms (for one year at a time). If Pinnacle does not provide written notice to Performance and Packaging at least 90 days prior to the end of the Normal Term (as it may be extended from time to time) that it is not renewing and extending this Agreement, the Normal Term of this Agreement shall automatically be extended for a one year term on the terms and provisions hereinafter set forth relating to renewals and extensions.

                 (c)      Termination.

                                  (i)       Pinnacle may terminate this
                 Agreement at any time without further obligation and without payment of cancellation fees or other amounts upon giving 90 days' advance written notice of the termination to Packaging and Performance if Pinnacle believes that the delivery times or quality of services rendered by Packaging hereunder is not up to the standards expected by Pinnacle whether or not it is entitled to terminate this Agreement pursuant to Section 3(c)(iii) hereof (such delivery and quality standards to include, but not be limited to (A) Packaging's failure to meet Pinnacle's delivery schedule twice during the term of this Agreement, or (B) with respect to any Program, Packaging's making more than two specific quality infractions which have been designated in writing by Pinnacle). The effective date of the termination shall be the ninetieth day following delivery of the written notices to Packaging and Performance.

                          (ii) Pinnacle may terminate this Agreement at any time without cause and without further obligation upon tendering to Packaging the cancellation fee specified opposite from the year of cancellation below, such termination to be effective as of the date such cancellation fee is tendered:

                                        (A)      the cancellation fee for
                          termination of this Agreement pursuant to this
                          Section 3(c)(ii) in any year shall be equal to the amount set forth opposite that year below:

                                  TWELVE MONTHS
                                  ENDING MARCH 1ST:         PAYMENT
                                  1998                      $500,000
                                  1999                      $400,000
                                  2000                      $300,000
                                  2001                      $200,000
                                  2002                      $100,000

                                        (B)      In addition, if Packaging has
                          acquired prior to such date of termination any Additional Expansion Equipment and this Agreement is being terminated pursuant to this Section 3(c)(ii), then an amount, if any, equal to the excess of the debt then owing on such Additional Expansion Equipment over the aggregate fair market value of the Initial Equipment on Hand, the Initial Expansion Equipment, and other Additional Expansion Equipment shall also be paid by Pinnacle (but such additional payment shall not be considered part of the cancellation fee).

                                  (iii)  Pinnacle may terminate this Agreement
                 at any time without further obligation and without payment of cancellation fees or other amounts upon giving written notice thereof to Performance upon the occurrence of any of the following events:

                                        (A)  the material breach by Packaging
                          or Performance of any covenant or other agreement set forth in this Agreement, the Amended and Restated Regulations of Packaging; that certain Acquisition Agreement entered into on June 13, 1994 (the "Acquisition Agreement") or that certain Organizational Agreement entered into on June 13, 1994 (the Organizational Agreement); provided that, if such breach is curable, such breach is not cured by Packaging or Performance within 30 days after Pinnacle notifies Packaging of such breach and provided further that Packaging and Performance shall be entitled to cure the breach of a particular covenant or agreement only once during the term of this Agreement, and Packaging and Performance shall only be entitled to cure an aggregate of three breaches of covenant or agreement during the term of this Agreement;

                                        (B)  any representation or warranty
                          made by Packaging or Performance in this Agreement, the Amended and Restated Regulations of Packaging, the Acquisition Agreement or the Organizational Agreement shall have been materially incorrect, false or misleading when made;

                                        (C)  the commission by Packaging,
                          Performance or any of their employees of any criminal act or act of dishonesty relating to the Services or otherwise relating to or affecting Pinnacle;

                                        (D)  Packaging or Performance makes an
                          assignment for the benefit of creditors or becomes insolvent or fails generally to pay its debts as they become due, or petitions or applies to any tribunal for the appointment of a trustee, custodian, receiver (or other similar official) of Packaging or Performance or of all or any substantial part of the assets of Packaging or Performance or commences a voluntary case or any other proceedings relating to Packaging or Performance under any bankruptcy, reorganization, compromise arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law ("bankruptcy law") of any jurisdiction; or

                                        (E)  any such petition or application
                          is filed, or any such proceedings are commenced, against Packaging or Performance, and Packaging or Performance by any act or omission indicates its approval, consent, or acquiescence, or an order for relief is entered in any involuntary case under the federal bankruptcy laws as now or hereafter constituted, or an order, judgment or decree is entered appointing any such trustee, custodian, receiver, liquidator, or similar official or adjudicating Packaging or Performance bankrupt or insolvent, or approving the petition in any such proceedings, and such order, judgment, or decree remains in effect for 60 days.

                          (iv)    Pinnacle agrees to notify the Lender
                 (hereinafter defined) if it terminates this Agreement pursuant to this Section 3(c). As used herein, the term "Lender" means the lender, if any, designated by written notice from the Board of Packaging to Pinnacle as the lender holding a security interest in the rights of Packaging hereunder.

         4.      Payment.


                 (a) Fixed Cost Payments. Pinnacle shall pay Packaging on the first day of each month during the Normal Term an amount calculated as follows (the "Fixed Cost Payments"): (i) the budget payments determined in accordance with Section 4(a)(iii), below; plus
         (ii) the amount set forth as the "Financing Portion of the Fixed Costs" on Schedule C hereto. Such Fixed Cost Payments are payable in advance and cover the month beginning on the day such Fixed Cost Payments are due and payable. Notwithstanding the foregoing, if this Agreement terminates on a date other than the last day of a month, the last Fixed Cost Payment shall be reduced pro rata based on the number of days covered by the last month of this Agreement.

                           (iii) The budgeted payments each month shall be the
                 amount determined as follows:

                                  (A) Pinnacle will designate a person (the
                          "Designated Reviewer") to receive the proposed fixed cost budget (the "Fixed Cost Budget") for each month.

                                  (B)  Performance will forward to the
                          Designated Reviewer the proposed Fixed Cost Budget no less than one week prior to the start of the month, along with a reconciliation of the prior month's Fixed Cost Budget compared to the actual results for
                          the prior month.   For example, for the month of
                          June, the proposed Fixed Cost Budget would include a reconciliation for the month of April.

                                  (C) Unless a proposed change is suggested by
                          Pinnacle within three working days of the date the proposed Fixed Cost Budget is received by Pinnacle, the proposed budget will become the Fixed Cost Budget for that month and the amount will be paid by Pinnacle along with the Financing Portion of the Fixed Cost Payment by the first work day of the month.

                                  (D) If Pinnacle does timely propose a change
                          to the Fixed Cost Budget, Performance will work with Pinnacle to reach an agreement on the Fixed Cost Budget before the start of the month. If Performance and Pinnacle are unable to reach agreement, the Board of Packaging will meet and establish the Fixed Cost Budget for the month.

                          (iv) Notwithstanding the foregoing and the provisions set forth on Schedule C hereto, the Fixed Cost Payments shall be altered to reflect additions of Additional Expansion Equipment (which additions and agreement to alter the Fixed Cost Payments would require the agreement of Pinnacle) in an amount determined either (x) by the mutual agreement of Packaging, Pinnacle and Performance, or (y) if Packaging, Pinnacle and Performance do not agree on the amount of an adjustment to Fixed Cost Payments to reflect additions of Additional Expansion Capacity, the Board of Packaging shall determine the amount of such adjustment.

                          (v) If the Normal Term is renewed and extended, the Fixed Cost Payments during the extended term will be reduced to reflect the completion or reduction of equipment financing or other debt service payments. Changes to the Fixed Cost Payments for the extended period (other than reductions to reflect the completion or reduction of financing or other debt service payments) will be determined either (x) by the mutual agreement of Packaging, Performance and Pinnacle determined on a basis consistent with the amount initially set for the Fixed Cost Payments during the Normal Term, or (y) if Packaging, Performance and Pinnacle do not so agree, the Board of

                 Packaging will make such determination on the basis set forth in clause (x) of this sentence.

                          (vi) The Fixed Cost Payments of Pinnacle hereunder shall cease on the earlier of: (x) the expiration of the Normal Term (as it may be extended); or (y) the effective date of the termination of this Agreement with or without cause by Pinnacle in accordance herewith.

                 (b) Variable Prices. In addition to the Fixed Cost Payments, Pinnacle shall pay a Variable Price for Services if and to the extent such Services are requested by Pinnacle and rendered by Packaging during the Normal Term. The Variable Price shall be computed using the Variable Price List, except that:

                          (i) Beginning on the first anniversary of the start of the Normal Term, and continuing on each anniversary thereafter, the Variable Prices set forth on the Variable Price List shall be adjusted to reflect changes in the wage rates at Packaging and changes in efficiency in performing the Services set forth on the Variable Price List. The adjusted prices set forth in the Variable Price List shall be determined either (x) by the mutual agreement of Packaging, Pinnacle and Performance, or (y) if they do not so agree, by the Board of Packaging.

                          (ii) If all or any of the Services provided by Packaging to Pinnacle are different from those included in the Variable Price List, the Variable Price for such different Services shall be the amount determined either (x) by agreement among Packaging, Pinnacle and Performance or (y) if they do not so agree, by the Board of Packaging. The parties hereto agree that it is intended that the Variable Prices for such different Services shall be based on the methodology set forth on Schedule B hereto and shall not be treated as an opportunity to increase the profits of Packaging in excess of the amount of profits which may result from application of such methodology.

                          (iii) If the Services requested by Pinnacle are not able to be provided by Packaging using the Initial Equipment on Hand, the Initial Expansion Equipment and the Additional Expansion Equipment because that equipment is not the right type of equipment to provide such Services, but the Services requested by Pinnacle are able to provided by Packaging using Non-Fixed Cost Capacity Equipment, then Packaging shall offer such Services to Pinnacle at a cost to be agreed upon by Pinnacle and Packaging that may be different from the variable price set forth on the Variable Price List.

                          (iv) If the Normal Term is extended, any changes in the Variable Prices during the extended term will be determined before the start of the extended term by either (x) the mutual agreement of Packaging, Performance and Pinnacle on a basis consistent with the amount initially set for the Variable Prices during the Normal Term, or (y) if Packaging, Performance and Pinnacle do not agree on such Variable Prices, the Variable Prices for the extended term will be determined by the Board of Packaging on the basis set forth in clause (x) of this sentence.

                 (c) Alternative Pricing. Pinnacle may at any time and from time to time request a firm quote for all or a portion of the Services provided during the Normal Term, in which event Packaging shall offer to provide such Services to Pinnacle at a price determined either (i) by the mutual agreement of Packaging, Pinnacle and Performance or (ii) if they do not agree, by the Board of Packaging. At Pinnacle's option, the quoted price may be substituted for the Variable Price for the project quoted.

                 (d) Payment Terms. All Variable Prices payable by Pinnacle and all alternative pricing amounts payable by Pinnacle shall be due and payable 45 days after delivery of a completed project to Pinnacle, subject to any advance deposit as may be determined to be necessary by Pinnacle, Packaging and Performance or, if they do not agree, by the Board of Packaging.

         5.      Miscellaneous.

                 (a) Relationship. Packaging is furnishing the Services to Pinnacle hereunder only as an independent contractor. This Agreement does not create, and shall not be construed to create, any employer- employee, joint venture or partnership relationship between Packaging and Pinnacle. No officer, employee, agent or independent contractor of Packaging or Pinnacle shall at any time be deemed to be an employee, agent or contractor of the other.

                 (b) Notices. Any notice, consent, or other communication to be given under this Agreement by any party to any other party shall be in writing and shall be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by overnight express delivery service or same-day local courier service, or (iv) delivered by telex or facsimile transmission, to the address set forth below or such other address as may be designated by the parties from time to time in accordance with this Section 5(b). Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt. Mailed notices shall be deemed given three business days after mailing. Notices delivered by telex or facsimile transmission shall be deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).



         If to Pinnacle:                Pinnacle Brands, Inc.
                                        1845 Woodall Rodgers
                                        Suite 1300
                                        Dallas, TX  75201
                                        Attention: Chief Financial Officer
                                        Telecopier: (214) 981-8200


         with a copy (which             Gardere & Wynne, L.L.P.
         shall not constitute           1601 Elm Street
         notice) to:                    Suite 3000
                                        Dallas, Texas  75201
                                        Attention: Katherine M. Seaborn
                                        Telecopier: (214) 999-4667

         If to Performance:             Performance Printing Corporation
                                        3012 Fairmount
                                        Dallas, Texas  75201
                                        Attention:  President
                                        Telecopier: (214)665-1099

         with a copy (which             Brown McCarroll & Oaks Hartline
         shall not constitute           300 Crescent Court
         notice) to:                    Suite 1400
                                        Dallas, Texas 75201-6929
                                        Attention:  Richard Cox
                                        Telecopier: (214) 999-6170

         If to Packaging:               Performance Packaging, L.C.
                                        3012 Fairmount
                                        Dallas, Texas 75201
                                        Telecopier: (214)665-1099

                 Whenever a matter is required pursuant to this Agreement to be approved or consented to by Pinnacle and Performance, such approvals or consents must be obtained from Pinnacle by Michael Cleary or John Worth and from Performance by John T. White or Chris Pumpelley, or such other persons as the applicable Member shall designate from time to time.

                 (c) Board of Packaging. The business and affairs of Packaging are managed under the direction of its Managers in accordance with its Amended and Restated Regulations. In this Agreement, several items may be determined by the "Board of Packaging." That phrase means a determination by a majority of the Managers then serving provided that such determination is made in accordance with the Amended and Restated Regulations of Packaging.

                 Performance and Pinnacle acknowledge and agree that the members of Packaging have unanimously approved of this Agreement, and that pursuant to the Amended and Restated Regulations of Packaging, Pinnacle has the right to designate a majority of the Managers of Packaging and that those designees and the designees of Performance might be considered to be "interested" in a particular matter decided by the Board of Packaging under this Agreement. Performance and Pinnacle agree that (i) they have been informed of the material facts as to the relationships between Pinnacle, Performance and Packaging, the interests of the Managers of Packaging relating thereto, and as to the contracts and transactions between them, (ii) Performance and Pinnacle specifically approve of this Agreement, including but not limited to the provision pursuant to which certain matters are decided by a majority of the Managers (including interested Managers), (iii) the above-described matters shall be voted upon by all Managers including the above-referenced designees who might be considered to be "interested", and (iv) neither this Agreement nor any decision made by the "Board of Packaging" pursuant to this Agreement shall be void or voidable solely because the Managers may be directors or officers or have a financial interest in Pinnacle or Performance, solely because such a Manager is present at or participates in the meeting of Managers which decides an issue to be determined by the Board of Packaging, or solely because such Manager's or Managers' votes are counted for such purpose, if:

                          (i) The material facts as to the relationship or interest and as to such contract or transaction are disclosed or are known to the Managers, and the Managers in good faith authorize the contract or transaction by the affirmative vote of a majority of the disinterested Managers, even though the disinterested Managers be less than a quorum; or

                          (ii) The material facts as to the relationship or interest and as to such contract or transaction are disclosed or are known to the Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Members; or

                          (iii) The contract or transaction is fair as to Packaging as of the time it is authorized, approved, or ratified by the Managers or Members.

                 The parties hereto agree that neither Packaging nor any Member of Packaging shall be entitled to assert that a contract or transaction is not fair as to Packaging unless (i) Packaging or a Member of Packaging asserts in writing within 100 days after such contract or transaction is authorized, approved or ratified that it is asserting a claim in accordance with this Section 5(c) that an approved contract or transaction was not fair as to Packaging at the time it was approved or ratified and (ii) such written claim is delivered to each of the Managers of Packaging within 100 days after such approval. The parties hereto agree that a failure to assert a claim in the manner and within the time periods set forth herein shall be deemed (i) specific approval in good faith by the Members of such contract or transaction and (ii) conclusive proof that such transaction is fair to Packaging. If any party challenges the fairness of a particular contract or transaction (whether or not a lawsuit is filed) but such party did not assert and deliver the written claim in accordance with, and pursuant to the time requirements set forth in, this Section 5(c), such party agrees to indemnify the interested party and the Manager that is affiliated with the interested party from and against any and all obligations, liabilities, costs, damages and expenses ("Loss") (including reasonable attorneys' fees and damages resulting from the cancellation or voiding of an applicable contract or transaction) incurred by either of them, as such Loss is incurred, arising out of or relating to such challenge. In addition, Packaging and each Member agree that they shall not be entitled to assert against a Manager a claim for breach of fiduciary duty or any other claim relating in any way to approval of a contract or transaction unless (i) Packaging or such Member expressly asserts in writing within 100 days after such approval that it is asserting a claim against a Manager and (ii) such written claim is delivered to the Manager against which such claim is asserted within 100 days after such approval. If Packaging or any Member asserts against a Manager a claim for breach of fiduciary duty or any other claim relating in any way to approval of a contract or transaction (whether or not a lawsuit is filed), but Packaging or such Member did not assert and deliver the written claim to the Manager against which such claim is asserted in accordance with, and pursuant to the time requirements set forth in the immediate preceding sentence of this Section 5(c), Packaging and/or such Member, as applicable, agrees to indemnify the Manager against which such claim is asserted from and against any and all Loss (including reasonable attorneys' fees) incurred by him, as such Loss is incurred, arising out of or relating to such claim or the assertion of such claim.

                 None of the provisions of this Agreement (including this Section 5(c)) are intended to supersede, limit or define the fiduciary duties of the Managers to the Members of Packaging. The terms "Managers" and "Members" have the same meanings herein as in the Amended and Restated Regulations of Packaging.

                 (d) Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all of the parties hereto.

                 (e) Waiver. The failure of any party hereto to seek redress for violation, or to insist upon the strict performance, of any covenant, agreement, provision or condition of this Agreement, shall not constitute a waiver of the terms of such covenant, agreement, provision or condition at that time or at subsequent times or of the terms of any other covenant, agreement, provision or condition, and the parties hereto shall have all remedies provided herein with respect to that act or any subsequent act which would have originally constituted the violation hereunder.

                 (f) Nondisclosure of Confidential Information. During the term of this Agreement, Packaging and Performance will have access to and become familiar with various trade secrets and proprietary and confidential information of Pinnacle and its Affiliates, including, but not limited to, processes, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as "Confidential Information"), which are owned by Pinnacle and/or its Affiliates and regularly used in the operation of its business, and as to which Pinnacle and/or its Affiliates take precautions to prevent dissemination. During the term of this Agreement, Pinnacle may have access to and become familiar with various trade secrets and proprietary and confidential information of Performance which are owned by Performance and regularly used in the operation of its business and as to which Performance takes precautions to prevent dissemination. Packaging and Performance acknowledge and agree that the Confidential Information (i) is secret and not known in the industry; (ii) gives Pinnacle or its Affiliates an advantage over competitors who do not know or use the Confidential Information; (iii) is of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Confidential Information; and (iv) is comprised of valuable, special and unique assets of Pinnacle or its Affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Pinnacle or its Affiliates. Packaging and Performance may not use or in any way disclose any of the Confidential Information, directly or indirectly, either during the term of this Agreement or at any time thereafter, except for disclosure among employees of Packaging necessary to carry out this Agreement. All files, records, documents, information, data and similar items relating to the business of Pinnacle, whether prepared by Packaging or Performance or otherwise coming into their possession, will remain the exclusive property of Pinnacle, and in any event must be promptly delivered to Pinnacle upon termination of this Agreement. Packaging and Performance agree that upon receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Confidential Information to any entity, agency, tribunal or person, it shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to Pinnacle. For this purpose, each of Packaging and Performance irrevocably nominates and appoints Pinnacle (including any attorney retained by Pinnacle), as its true and lawful attorney-in-fact, to act in its name, place and stead to perform any act that Packaging or Performance might perform to defend and protect against any disclosure of any Confidential Information. Notwithstanding the provisions set forth in Section 3 hereof, the provisions set forth in this Section 5(f) shall survive and remain effective after the other provisions set forth herein terminate. Pinnacle agrees to be bound by the provisions of this Section 5(f) with respect to the trade secrets and proprietary and confidential information of Performance to the same extent as Performance is bound by the provisions of this Section 5(f) with respect to the Confidential Information. Pinnacle agrees that Performance shall have the same rights, responsibilities and remedies with respect to the trade secrets and proprietary and confidential information of Performance as Pinnacle has pursuant to this Section 5(f) with respect to the Confidential Information.

                 (g) Assignment. The rights and duties created by this Agreement shall not be assigned or delegated by any party hereto without the prior written consent of the other parties hereto. Any assignment or delegation made without such prior written consent shall be null and void.

                 (h) Entire Agreement. This Agreement, the schedules and exhibits hereto, and the other documents executed or delivered pursuant to this Agreement, contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, whether oral or written, among the parties with respect to such transactions, except that the obligations of any party under any agreement executed pursuant to or contemporaneously with this Agreement shall not be affected by this Section 5(h).

                 (i) Governing Law and Venue. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties hereunder will be performable in Dallas, Dallas County, Texas. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. If any action is brought to enforce or interpret this Agreement, venue for such action shall be in Dallas County, Texas.

                 (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

         6. Condition Subsequent. In the event Packaging fails to obtain the financing described below (the Refinancing") on or before March 31, 1997, Packaging shall notify Pinnacle in writing and Pinnacle shall have the option to terminate this Agreement.

                 (a) Refinancing. The Refinancing shall be in the total amount of $2,425,000.00, payable in 60 equal installments of principal and interest with interest accruing at the rate of eleven percent (11%) per annum.

                 (b) Method of Termination. Pinnacle's termination of this Agreement hereunder shall be effective as of the date on which written notice is received by Performance and Packaging. No termination shall be effective unless received by Performance and Packaging prior to Packaging's obtaining the Refinancing, regardless of the date of the Refinancing.

                 (c) Prior Agreement. In the event of termination pursuant to this Section 6, this Agreement shall become null and void, and the previous Packaging Services

         Agreement among the parties hereto, dated June 13, 1994, as amended from time to time prior to the date hereof, shall be reinstated and fully effective as the agreement of the parties hereto with respect to the matters covered therein.

         IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.


                                 PINNACLE BRANDS, INC.



                                 By:
                                    Michael J. Cleary,
                                    Executive Vice President

                                 PERFORMANCE PRINTING CORPORATION


                                 By:
                                    John T. White,
                                    President



                                 PERFORMANCE PACKAGING, L.C.



                                 By:
                                    John T. White,
                                    President


                                   SCHEDULE C
                      FINANCING PORTION OF THE FIXED COSTS


The Financing Portion of the Fixed Costs shall be determined each month during the Normal Term, in accordance with the following:

1. For the first sixty months of the Normal Term, beginning with the Fixed Cost Budget for March, 1997, it shall include the monthly payments on $2,425,000, in the amount of $52,725.38 per month.


2. If Pinnacle approves the acquisition of Additional Expansion Equipment, the note payments for such equipment shall be payable as part of the Financing Portion of the Fixed Costs. The notes shall be payable over the balance of the Normal Term or if one or more of Packaging, Performance and/or Pinnacle desire that the notes be payable over a period other than the balance of the Normal Term, the period over which such notes shall be payable shall be determined either (a) by the agreement of Packaging, Performance and Pinnacle or (b) by the Board of Packaging. It is possible that Pinnacle, with the written consent of Performance, will desire that Packaging acquire additional equipment and/or facilities to meet Pinnacle's needs but that Pinnacle does not require the full-time use of such additional equipment and/or facilities. If that is the case, the full amount of the note payments for such equipment shall not be payable as part of the Financing Portion of the Fixed Costs, and Pinnacle's Fixed Cost Payments will only be adjusted in such amount as shall be agreed to in writing by Pinnacle, Performance and Packaging (which adjustment would not reflect the full amount of the debt service relating to the acquisition of such equipment and/or facilities).